Exhibit 99.1

Delek Logistics Expands its Board with the Addition of a New Independent Director

BRENTWOOD, Tenn., October 29, 2013 (BUSINESS WIRE) -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced the appointment of Eric D. Gadd to the Board of Directors of Delek Logistics GP, LLC, its general partner, effective October 25, 2013. This appointment expands the size of the board to seven and Mr. Gadd becomes the third independent director. He will serve on the Board’s Audit and Conflicts Committees.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: “We are pleased to welcome Eric Gadd to our board. His diverse energy background and business development experience should further strengthen our board and provide valuable insight as we look to expand through additional drop-downs and third party acquisitions in the future.”

Mr. Gadd is the founder and president of the consulting firm Awelon LLC, which is focused on expanding business development opportunities for both public and private companies in the energy sector. He has over 35 years of diverse experience in the energy industry including E&P field services, mid-stream, renewable energy, commodity trading and risk management, and mergers and acquisitions. Prior to forming his consulting firm, Mr. Gadd held various executive positions with Constellation Energy and the Enron Corporation over a 25 year period. He is a graduate of Virginia Tech with a Bachelor of Science in Geology and also received a Masters of Business Administration from Johns Hopkins University.

Mr. Gadd joins Chuck Brown and Gary Sullivan as independent directors on the board.

About Delek Logistic Partners, LP

Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, is a growth-oriented master limited partnership formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

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